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                                                           Exhibit 3(a)


                            MACKLOWE PROPERTIES, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                         -------------------------------

      MACKLOWE PROPERTIES, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Company desires to amend and restate its charter as currently in effect.

      SECOND: The provisions hereinafter set forth in this Amended and Restated Article of Incorporation are all the provisions of the charter of the Company as currently in effect.

      THIRD: The Charter of the Company is hereby amended and restated to read in its entirety as follows:

                                    * * * * *

                            MACKLOWE PROPERTIES, INC.

                            ARTICLES OF INCORPORATION

                                    ARTICLE I

                                    STATEMENT

            (a) The name of the incorporator is Mark E. DeAngelis.

            (b) The said incorporator's address, including the street and number, if any, including the county or municipal area, and including the state or country, is c/o Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166.

            (c) The said incorporator is at least eighteen years of age.

            (d) The said incorporator is forming the corporation named in these Articles of Incorporation under the general laws of the State of Maryland, to wit, the Maryland General Company Law.
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                                   ARTICLE II

                                      NAME

            The name of the corporation is: Macklowe Properties, Inc.

                                   ARTICLE III

                                     PURPOSE

            (a) The purposes for which the Company is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Code for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

            (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Company, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Company and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

                                   ARTICLE IV

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

            The address of the principal office of the Company in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore City, Maryland 21202. The name of the resident agent of the Company in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is 11 East Chase Street, Baltimore City, Maryland 21202. The resident agent is a corporation of and resident of the State of Maryland.

                                   ARTICLE V

                              BOARD OF DIRECTORS

            (a) The number of directors of the Company shall be five, which number may be increased or decreased by resolution of the Board of Directors approved by at least two-thirds of the directors then in office pursuant to the By-Laws of the Company, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter


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in force.

            (b) Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the required vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

            (c) Whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article V. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

            (d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

            (e) The directors shall be divided into three classes as follows:

                  (1) the term of office of Class I shall be until the 1998
            annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified;

                  (2) the term of office of Class II shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified an thereafter shall be for three years and until their successors shall be elected and have qualified; and

                  (3) the term of office of Class III shall be until the 2000 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified.


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            (f) The names of the individuals who now serve as directors of the
Company and until their successors are elected and qualify are as follows:

                  (1) The following person shall serve as Class I director:

                        [INDEPENDENT DIRECTOR TO BE NAMED]

                  (2) The following persons shall serve as Class II directors:

                        [INDEPENDENT DIRECTOR TO BE NAMED]
                        Jay Chiat

                  (3) The following persons shall serve as Class III directors:

                        Warren D. Cole
                        Harry Macklowe

                                   ARTICLE VI

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                  COMPANY AND OF THE STOCKHOLDERS AND DIRECTORS

            Section 1. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of capital stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable and without any action by the stockholders.

            Section 2. PREEMPTIVE RIGHTS. No holder of any stock or any other securities of the Company, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

            Section 3. INDEMNIFICATION. The Company shall indemnify (A) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in


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force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

            Section 4. PERSONAL LIABILITY. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for money damages. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

            Section 5. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; any matters relating to the acquisition, holding and disposition of any assets by the Company; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Company, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Company unless authorized to do so by resolution of the Board of Directors.

            Section 6. REIT QUALIFICATION. If the Company elects to qualify for Federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Board of Directors may revoke or


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otherwise terminate the Company's REIT election pursuant to Section 856(g) of the Code.

            Section 7. CHANGE OF CONTROL. The Board of Directors shall, in connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or any actual or proposed transaction which would or may involve a change in control of the Company (whether by purchases of shares of stock or any other securities of the Company in the open market, or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Company, proxy solicitation or otherwise) in determining what is in the best interest of the Company and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to (A) the economic effect, both immediate and long-term, upon the Company's stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the employees and customers of, and others dealing with, the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Company; (D) whether a more favorable price could be obtained for the Company's stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Company and its subsidiaries; (F) the future value of the stock or any other securities of the Company; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business Combination (as defined in Section 3-601 of the Corporations and Associations Article of the Annotated Code of Maryland) or actual or proposed transaction which would or many involve a change in control of the Company should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Company; selling or otherwise issuing authorized but unissued stock, other securities, or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

            Section 8. VOTE REQUIRED. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

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                                   ARTICLE VII

                                      STOCK

            Section 1. AUTHORIZED SHARES. (a) The total number of shares of capital stock of all classes which the Company has authority to issue is 200,000,000 shares of capital stock (par value $.001 per share), amounting in aggregate par value to $200,000. All of such shares are initially classified as "Common Stock" (par value $.001 per share). Subject to the provisions of Article VIII, the Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

      (b) Subject to the provisions of Article VIII, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of a redemption of the Common Stock of the Company.

            (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

            (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Company's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

            (3) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Company, to share ratably in the net assets of the Company remaining, after payment or provision for payment of the debts and other liabilities of the Company and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Company


                                       6
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      shall be entitled.

      (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

            (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

            (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

            (3) Whether or not shares of such class or series shall have voting rights in addition to any voting rights provided by law, and, if so, the terms of such voting rights.

            (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

            (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

            (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, which rights may vary depending upon whether such liquidation,


                                       7
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      dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

            (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Company, or upon any other action of the Company, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

            (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Company.

      (d) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Company (unless otherwise provided in any such articles or document), any class or series of stock of the Company shall be deemed to rank:

            (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

            (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

            (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

            Section 2. CHARTER AND BYLAWS. All persons who shall acquire stock in the Company shall acquire such stock subject to the provisions of the Charter and the Bylaws.


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

                                  ARTICLE VIII

                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES


            Section 1. OWNERSHIP LIMITATION. (a) Subject to Section 10 of this
Article VIII, during the period commencing on the Initial Date and prior to the Restriction Termination Date:


                  (1) (A) No Person, other than an Excepted Holder, shall
            Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                  (B) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                  (C) Notwithstanding any other provisions contained herein, any
            Transfer of shares of Capital Stock, that, if effective, would result in the Capital Stock being Beneficially Owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                  (2) If any Transfer of shares of Capital Stock or change in capital structure or other event occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 1(a)(1)(A) or (B) of this Article VIII.


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                  (A) then that number of shares of the Capital Stock the
            Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 1(a)(1)(A) or (B) of this Article VIII (rounded to the nearest whole shares) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 11 of this Article VIII, effective on the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                  (B) if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 1(a)(1)(A) or (B) of this Article VIII, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 1(a)(1)(A) or
            (B) of this Article VIII shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

            Section 2. PREVENTION OF TRANSFER. If the Board of Directors of the the Company or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or change in capital structure or other event has taken place that results in a violation of Section 1(a) of this Article VIII or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violate of Section 1(a) of this Article VIII (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or change in capital structure or other event, including without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or changes in capital structure or other events in violation of Section 1(a) of this Article VIII shall automatically result in the transfer to the Trust described above in
Section 1(a)(2)(A), and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors of committee thereof.

            Section 3. NOTICE TO THE COMPANY. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 1(a)(1) of this Article VIII, or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 1 (a)(2) of this Article VIII shall immediately give written notice to the Company of such event, or in the case of such proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company's status as a REIT.

            Section 4. INFORMATION FOR THE COMPANY. From the Initial Date and prior to the Restriction Termination Date:

                  (a) every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company's status as a REIT and ensure compliance with the Aggregate Stock Ownership Limit.

                  (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

            Section 5. OTHER ACTION BY BOARD. Nothing contained in Sections 1 through 4 of this Article VIII shall limit the authority of the Board of Directors of the Company to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company's status as a REIT or to ensure compliance with the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and the Excepted Holder Ownership Limit.

            Section 6. AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article VIII or any definition contained in Article X, the Board of Directors of the Company shall have the power to determine the application of the provisions of this Article VIII or any definition contained in Article X with respect to any situation based on the facts known to it. In the event this Article VIII requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VIII or any definition contained in Article X.

            Section 7. INCREASE IN OWNERSHIP LIMIT; EXEMPTIONS. (a) Subject to
Section 1(a)(1)(B) of this Article VIII, the Board of Directors of the Company, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Ownership Limit for such Person, if:

            (1) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or

      Constructive Ownership of such shares of Capital Stock will violate
      Section 1(a)(i)(B) of this Article VIII;

            (2) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant shall not be treated as a tenant of the Company if the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue from the tenant such that, as is reasonably determined by the Board of Directors of the Company, the Company's ability to qualify as a REIT is not impaired); and

            (3) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 1 through 6 of this Article VIII) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Section 1 (a)(2) and Section 10 of this Article VIII.

      (b) Prior to granting any exception pursuant to Section 7 of this Article VIII, the Board of Directors of the Company may require a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, in each case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Notwithstanding the receipt of any ruling or opinion or other evidence, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

      (c) Subject to Section 1(a)(1)(B) of this Article VIII, an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

      (d) The Board of Directors may only reduce the Excepted Ownership Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time or (ii) pursuant to the terms and conditions of the agreements and understandings entered into with such Excepted Holder in connection with the establishment of the Excepted Ownership Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

            Section 8. CHANGES IN OWNERSHIP LIMIT. The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the

Aggregate Stock Ownership Limit; provided, however,

            (a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

            (b) Neither ownership limitation may be increased if, after giving effect to such increase, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and

            (c) Prior to the modification of either of the ownership limitations, the Board of Directors of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as REIT.

            Section 9. LEGEND. Each certificate for shares of Capital Stock or securities exercisable or exchangeable for or convertible into shares of Capital Stock shall bear the following legend:

            The securities represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Company's Charter, (i) no Person may Beneficially or Constructively Own shares of the Company's Common Stock in excess of 9.0% (in value or number of shares) of the outstanding shares of Common Stock of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Company in excess of 9.0% of the value of the total outstanding shares of Capital Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and
            (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Company being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit or one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Company on request and without charge.

            Section 10. SEVERABILITY. If any of the restrictions on transfer of Capital Stock contained in this Article VIII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Capital Stock and to hold such Capital Stock on behalf of the Company.

            Section 11. TRUST FOR TRANSFERRED STOCK. (a) Upon any purported Transfer or other event described in Section 1(a)(2) of this Article VIII that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or change in capital structure or other event that results in the transfer to the Trust pursuant to Section 1(a)(2) of this Article VIII. The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 15 of this Article VIII.

      (b) Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee except as provided in Sections 11, 12 and 14 of this Article VIII. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

            Section 12. VOTING RIGHTS; DIVIDENDS AND DISTRIBUTIONS ON TRANSFERRED STOCK; NOTICE. (a) The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article VIII, until the Company has received notification that shares of Capital Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

      (b) Within 20 days of receiving notice from the Company that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in
Section 1(a)(1) of this Article VIII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12(b) of this Article VIII. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. Each Prohibited Owner and Charitable Beneficiary waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of any shares of Capital Stock transferred to the Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 12(b) of this Article VIII by, the Trustee or the Company. If, prior to the discovery by the Company that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this
Section 12(b) of this Article VIII, such excess shall be paid to the Trustee upon demand. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of assets of, the Company, prior to the sale of the shares held in the Trust, the Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the amount of assets received in respect of the shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Company. Any assets received in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

            Section 13. NYSE TRANSACTIONS. Nothing contained in this Article VIII or in any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Although settlement of any transaction is permitted, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article VIII.

            Section 14. CALL BY THE COMPANY ON TRANSFERRED STOCK. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 12(b) of this Article VIII. Upon such sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

            Section 15. CHARITABLE BENEFICIARY. By written notice to the Trustee, the Company shall designate one or more nonprofit organization to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 1(a)(1) of this Article VIII in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

            Section 16. ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

            Section 17. NON-WAIVER. No delay or failure on the part of the Company or the Board of Directors in exercising any right under the Charter shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                   ARTICLE IX

                                   AMENDMENTS

            The Company reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article V or Sections 3, 4 and 7 of Article VI or this Article IX shall have been authorized by not less than 80% of the aggregate votes entitled to be case thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting.

                                    ARTICLE X

                                   DEFINITIONS

            For purposes of the Charter, the following terms shall have the following meanings:

            "Aggregate Stock Ownership Limit" shall mean not more than 9.0% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Company in good faith, which determination shall be conclusive for all purposes hereof.

            "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have the correlative meanings.

            "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

            "Capital Stock" shall mean all class and series of stock which the Company shall have authority to issue. The term "Capital Stock" shall include Common Stock, preferred stock, preference stock, special stock or other stock.

            "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 15 of Article VIII, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each Sections 170(b)(1)(A), 2055 and 2522 of the Code.

            "Charter" shall mean the Articles of Incorporation of the Company and all amendments and supplements thereto.

            "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or in any case, no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ National Market, or, if such automated quotation system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Company or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Company.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

            "Common Stock Ownership Limit" shall mean not more than 9.0% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. The number and value of outstanding shares of Common Stock of the Company shall be determined by the Board of Directors of the Company in good faith, which determination shall be conclusive for all purposes hereof.

            "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have the correlative meanings.

            "Company" shall have the meaning ascribed to it in the forepart.

            "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

            "Excepted Holder" shall mean a stockholder of the Company for whom an

Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7 of Article VIII, including, but not limited to, Harry and William Macklowe who, in the aggregate, shall have an Excepted Holder Limit of 13.5%.

            "Excepted Holder Ownership Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7 of Article VIII, the percentage limit established by the Board of Directors pursuant to Section 7 of Article VIII.

            "Initial Date" shall mean the date as of which the Company's registration statement on Form S-11 (File No. 333- ) is declared effective by the Securities and Exchange Commission.

            "Market Price" as to any date shall mean the average of the last sales price reported on the New York Stock Exchange, Inc. ("NYSE") of Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the average of the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors.

            "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Common Stock and/or Preferred Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock and/or Preferred Stock.

            "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 1(a) of Article VIII, would Beneficially Own or Constructively Own shares of Capital Stock, and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

            "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code.

            "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restriction and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the corporation to qualify as a REIT.

            "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

            "Trust" shall mean the trust created pursuant to Section 11 of
Article VIII.

            "Trustee" shall mean the Person that is appointed by the Company pursuant to Section 11 of this Article VIII to serve as trustee of the Trust, and any successor thereto.

                                   ARTICLE XI

                                    DURATION

            The duration of the Company shall be perpetual.


            IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated: 3/25/98


                                    /s/ Mark E. DeAngelis
                                    ---------------------
                                    Mark E. DeAngelis
                                    Incorporator
                                    Rogers & Wells LLP
                                    200 Park Avenue
                                    New York, New York 10166

                                    * * * * *

      FOURTH: The foregoing amendment to the Charter of the Company has been approved by a majority of the entire Board of Directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval by the Board of Directors.

      FIFTH: (a) As of immediately before the amendment and restatement the total number of shares of capital stock of all classes which the Company has authority to issue is 100,000,000 shares, of which 100,000,000 shares are Common Stock (par value $.001 per share).

            (b) As amended the total number of shares of capital stock of all classes which the Company has authority to issue is 200,000,000 shares, of which 200,000,000 shares are Common Stock (par value $.001 per share).

            (c) The aggregate par value of all shares having a par value is $100,000 before the amendment and $200,000 as amended.

            (d) The shares of capital stock of the Company are or may be divided into classes, and description, as amended, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption is set forth in Article THIRD.

      IN WITNESS WHEREOF, MACKLOWE PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on the __ day of May, 1998.



                                    ------------------
                                    Name:   Harry Macklowe
                                    Title: Chief Executive Officer

Witness:

-----------------
Name:
Title:  Secretary

      THE UNDERSIGNED, the President of MACKLOWE PROPERTIES, INC., who executed on behalf of the Company the foregoing Articles of Amendment and Restatement of which this certificate is made a part hereby acknowledges in the name and on behalf of said Company the foregoing Articles of Amendment and Restatement to be the corporate act of said Company and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                    ------------------
                                    Name:   Harry Macklowe
                                    Title:  Chief Executive Officer